Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2013 relating to the consolidated financial statements and financial statement schedule of Fiesta Restaurant Group, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph indicating that, prior to the separation of the Company from Carrols Corporation, the consolidated financial statements and financial statement schedule were prepared on a stand-alone basis from the separate records maintained by Carrols Corporation and may not necessarily be indicative of the results of operations or cash flows that would have resulted had allocation and other related-party transactions been consummated with unrelated parties or had the Company been an independent, publicly traded company during all of the periods presented), appearing in the Annual Report on Form 10-K of Fiesta Restaurant Group, Inc. for the year ended December 30, 2012.

We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Deloitte and Touche LLP

Dallas, Texas

November 12, 2013